                             EMPLOYMENT AGREEMENT


     THIS Employment Agreement ("Agreement") is made and entered into this 27th day of March, 1997, by and between Brian Klumpp ("Employee") and Brite Voice Systems, Inc. ("Brite").

     WHEREAS, Brite desires to engage Employee to perform services for Brite, and Employee desires to perform such services on the terms and conditions set forth herein:

     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in consideration of the covenants and obligations herein contained, the parties hereto agree as follows:

     1. EMPLOYMENT AND DUTIES. From and after March 28, 1997, ("Commencement Date") Brite shall employ Brian Klumpp as Vice President of Human Resources and Corporate Communications. Such Employee, at this time, shall report to the CEO. Employee shall use his best and most diligent efforts on a full time, exclusive basis to promote the best interests of Brite.

     2. COMPENSATION AND BENEFITS.
          A. SALARY. Employee's initial annual salary shall be $150,000 ("Base Salary") payable pursuant to Brite's customary payroll policies in force at the time of payment.

          B. BONUS. For each year of employment commencing with calendar year 1997, Employee will be entitled to participate in an incentive compensation program which shall be based on the performance of Employee measured against performance targets established for Employee. For calendar year 1997, such bonus program shall provide for bonus compensation of 20% of base salary if targeted performance is attained, and additional bonus compensation, not to exceed an additional 30% of base salary, upon the attainment of performance levels above the target performance goal. For years subsequent to calendar year 1997, Employee will be entitled to participate in such incentive compensation programs as shall be established for other employees of Brite holding positions of similar responsibility. In the first year the bonus will be based 50% on the overall financial performance of the company and 50% on specific personal objectives to be determined by May 1, 1997.

          C. BENEFITS. Employee will be entitled to participate in Brite's benefits provided to other employees having similar responsibilities with Brite, as established and/or modified by Brite from time to time, including, but not limited to, paid vacation time (three weeks), life insurance, health insurance and dental insurance. The current benefit program is represented by Attachment A.

          D. BUSINESS EXPENSES. Pursuant to Brite's customary policies in force at the time of payment, Employee shall be promptly reimbursed against presentation of vouchers or receipts, for all authorized expenses properly incurred by him in the performance of his duties hereunder.

     3. RELOCATION.

     Employee shall be entitled to the relocation package as described in Attachment B.

     4.    TERMINATION.
          A. TERMINATION FOR CAUSE. If Employee's employment is terminated and such termination is a Termination for Cause, Employee shall be entitled to payment of his Base Salary to the date of termination, accrued bonus (if any) and benefits existing at the time of termination of his employment. Termination for Cause means one or more of: (i) voluntary termination of employment by Employee for any reason; (ii) the death of Employee; (iii) Employee having been unable to render services required of him hereunder for a consecutive period of six months or for any period in the aggregate of six months in any twelve month period because of a serious and continuing health impairment, which impairment will most likely result in Employee's continued inability to render the services required of him hereunder; (iv) Employee's misappropriation of corporate funds; (v) Employee's conviction of a felony; (vi) Employee's conviction of any crime involving theft, dishonesty, or moral turpitude; (vii) Employee's failure to devote substantially his full business time to Brite as provided in Section 1 hereof; (viii) falsification of any material representation made by Employee to Brite; or, (ix) the commission by Employee of a material breach of the terms of this Agreement.

          B. TERMINATION OTHER THAN FOR CAUSE. If Employee's employment with Brite is terminated and such termination is not a Termination for Cause, Employee will be entitled to severance pay equal to one year of salary and benefits, plus that portion of Employee's Base Salary, bonus and benefits that had accrued as of the termination date. The foregoing payments and benefits shall constitute full satisfaction of any and all payments or benefits that might otherwise be due Employee hereunder.

     5.    OPTIONS TO PURCHASE COMMON STOCK
          On the Commencement Date, or as soon thereafter as is practicable, the Board of Directors of Brite shall grant Employee an option to purchase 25,000 shares of Brite's common stock. The terms of such option grant shall be set forth in a stock option agreement in form substantially the same as that set forth in Exhibit C hereto, with the option exercise price being established at the close of business on the grant date. The stock option agreement shall further provide that the options granted thereunder shall vest ratably over a four year period, subject in all respects to the terms of the Company's 1994 Stock Option Plan. Additional grants of 10,000 shares may be made annually subject to approval of the Board of Directors.


     6. CONFIDENTIAL INFORMATION.

          A.   DEFINITION OF CONFIDENTIAL INFORMATION.   For purposes of this
     Agreement, the term "Confidential Information" means:

          That secret, proprietary information of Brite not otherwise publicly disclosed (whether or not discovered or developed by Employee) and known by Employee as a consequence of Employee's employment with Brite. Without limiting the generality of the foregoing, such proprietary information shall include: information not generally known in the industry or related industries which concerns (i) customer lists; (ii) computer programs and facilities; (iii) the identity of specialized consultants and contractors and confidential information developed by them for Brite; (iv) operating and other cost data, including information regarding salaries and benefits of employees; (v) cost and pricing data; (vi) acquisition, expansion, marketing, financial and other business plans; (vii) Brite manuals, files, records; memoranda, plans, drawings and designs, specifications and computer programs and records; and
          (viii) all information which is a "trade secret" as defined in the Uniform Trade Secrets Act as adopted in Kansas at K.S.A. 60-3320.

          B. CONFIDENTIAL INFORMATION. During Employee's employment with Brite, Employee will have access to and become familiar with Confidential Information of Brite. Employee acknowledges that such Confidential Information is owned and shall continue to be owned solely by Brite. During the term of Employee's employment with Brite and after termination of such employment, Employee shall not use or divulge Confidential Information to any person or entity other than Brite, or persons to whom Brite has given its written consent, unless such information has become common knowledge and is no longer Confidential Information.

          C. RETURN OF DOCUMENTS. Upon termination of Employee's employment with Brite, all procedural manuals, guides, specifications, plans, drawings, designs, records, lists, notebooks, software, diskettes, customer lists, pricing documentation and other property which is or contains Confidential Information, including all copies thereof, in the possession or control of Employee, whether prepared by Employee or others, shall be forthwith delivered by Employee to Brite.


     7. COVENANTS NOT TO COMPETE.

          A.    RESTRICTIVE COVENANT.   Employee covenants and agrees that
     during Employee's employment with Brite and for a period of one year following the date of termination of Employee's employment with Brite (the "Restricted Period"), Employee shall not, without the prior written approval of the President of Brite, in any manner compete with Brite or any successor to the business of Brite, as an owner, officer, director, employee, agent, consultant, lender or otherwise, with any person or entity in a business involving a line of business conducted by Brite during the term of Employee's employment.

          B.   SOLICITATION OF EMPLOYEES.   During the one-year period
     following Employee's termination of employment with Brite, Employee shall not without the prior written approval of the President of Brite, directly or indirectly solicit, raid, entice, or induce any person who is, or was at any time within six months prior to such termination, an employee of Brite, to become employed by any other person, firm, or corporation in any business which is in any manner in competition with Brite. Furthermore, Employee shall inform Brite in writing if any other person employed by Brite contacts Employee for the purpose of seeking employment during such one year period.

          C. NEW DEVELOPMENTS. Employee agrees that any developments made by Employee or under Employee's direction in connection with the work of Brite shall be the sole and complete property of Brite and that any and all copyrights, patent rights and other proprietary rights therein shall belong to Brite. Employee shall cooperate with Brite and execute any documents prepared by Brite to secure or protect any such rights.

     D. REASONABLENESS OF RESTRICTIONS, REFORMATION, AND SEVERABILITY. Employee has carefully read and considered the provisions of this Section 7 and, having done so agrees that the restrictions set forth herein, including, but not limited to, the duration of the Restricted Period and the scope of the restriction are fair and reasonable and are reasonably required for the protection of the interests of Brite.

          In the event that, notwithstanding the foregoing any part of the covenants set forth in this Section 7 shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Section 7 relating to the time period and/or scope of the restrictions shall be declared by a court of competent jurisdiction to exceed the maximum time period or area as such court deems reasonable and enforceable, said time period and;/or areas of restrictions shall be deemed to become and thereafter bye the maximum time period and/or scope which such court deems reasonable and enforceable.

               Any provision hereof otherwise prohibited by or unenforceable under any applicable law or public policy in any jurisdiction which cannot be reformed in accordance with the provisions herein, shall, as to such jurisdiction, be ineffective without affecting any other provision of this Agreement, or shall be deemed to be served or otherwise modified to conform with such law or public policy; and the remaining provisions of this agreement shall remain in force., provided that the purpose of this Agreement can be effected. To the full extent, however, that the provisions of such applicable law or public policy may be waived, this Agreement shall be deemed to be a waiver thereof. The parties hereto understand and agree that all the covenants set forth herein are an shall be separately enforceable, each to the full extent permitted by applicable law.

          E. TOLLING PERIOD. It if should become desirable for necessary for Brite to seek compliance with this Section 7 by judicial proceedings, the period during which Employee shall comply with its provisions shall extend to the first anniversary of the date of the final, nonappealable order requiring such compliance.

          F. REMEDIES. It is agreed that Brite would be irreparably damaged by reason of any violation of the provisions of this agreement and that any remedy at law for a breach of the provisions of this agreement would be inadequate. Therefore, Brite shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction against Employee or Employee's agents, affiliates, partners, or other associates, for any breach or threatened breach of this Agreement, without the necessity of proving actual monetary loss. It is expressly understood that the remedy described in this Paragraph F shall not be the exclusive remedy of Brite for any breach of this agreement, and Brite shall be entitled to seek such other relief or remedy at law or in equity to which it may be entitled as a consequence of any breach of this Agreement.


     8. NOTICES.

          Any notice permitted or required to be given under this Agreement shall be sufficient if in writing and delivered personally or by registered mail return receipt requested, if to Employee, Brian Klumpp at his residence address as reflected in Brite's records, and if to Brite, to the attention of President, Brite Voice Systems, Inc., 7309

     East 21st Street North, Wichita, Kansas 67206. A party may change its address for receipt of notices by complying with this section.

     9. ENTIRE AGREEMENT.

          This agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     10.     AMENDMENT; WAIVER.

          This agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising , any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

     11.     BINDING EFFECT; ASSIGNMENT.

          The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of Brite by reorganization, merger or consolidation or any assignee of all or substantially all of Brite's business and properties. Employee's rights or obligations under this Agreement may not be assigned by employee, except that upon Employee's death, all right to compensation hereunder shall pass to Employee's executor or administrator.

     12.     HEADINGS.

          The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     13.     GOVERNING LAW; INTERPRETATION.

          This Agreement shall be construed in accordance with, and governed for all purposes by, the laws and public policy of the State of Florida applicable to contracts executed and to be wholly performed with such State.

     14.     FURTHER ASSURANCES

          Each of the parties agrees to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed at any time and/or from time to time, as the case may be, all such further acts, documents, transfers, conveyances, and/or assurances as may be necessary and/or proper to carry out the provisions and/or intent of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective the date first above written.

                         BRITE VOICE SYSTEMS, INC.

                         By:  /s/ David S. Gergacz
                              -----------------------
                         Name:   David S. Gergacz
                         Title:     CEO

                         EMPLOYEE

                         /s/ Brian M. Klumpp
                             -----------------------
                         Name:     Brian Klumpp